                                                                    EXHIBIT 23.1

The Board of Directors
Photocomm, Inc.:



We consent to incorporation by reference in the registration statement filed on Form S-8 of Photocomm, Inc. of our report dated October 13, 1995, relating to the consolidated balance sheets of Photocomm, Inc. and subsidiaries as of August 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1995, which report appears in the August 31, 1995 annual report on Form 10-KSB of Photocomm, Inc.


/s/KPMG Peat Marwick LLP


Phoenix, Arizona
March 14, 1996